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                                                                    EXHIBIT 11.1

                            ATRIA COMMUNITIES, INC.
                            COMPUTATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   1996   1995
                                                                  ------ ------
Earnings:
 Income before extraordinary loss................................ $4,269 $3,584
 Extraordinary loss on extinguishment of debt,
  net of income tax benefit......................................      -   (146)
                                                                  ------ ------
  Net income..................................................... $4,269 $3,438
                                                                  ====== ======
Shares used in the computation(a):
 Weighted average common shares outstanding(b)................... 12,140 10,095
 Dilutive effect of common stock equivalents consisting of
  common stock options...........................................     86      -
                                                                  ------ ------
  Shares used in computing earnings per common
   and common equivalent shares.................................. 12,226 10,095
                                                                  ====== ======
Earnings per common and common equivalent share(a):
 Income before extraordinary loss................................ $ 0.35 $ 0.36
 Extraordinary loss on extinguishment of debt....................      -  (0.02)
                                                                  ------ ------
  Net income..................................................... $ 0.35 $ 0.34
                                                                  ====== ======

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(a) Share and per share amounts for periods prior to the IPO are presented on a pro forma basis.
(b) Reflects the issuance of 10,000,000 shares of Atria common stock to Vencor in exchange for its contribution of assets to Atria and assumption by Atria of related liabilities, and issuance of 95,000 shares of restricted stock. In addition, the 1996 amounts also give effect to the 5,750,000 shares issued in connection with the IPO.